1


            U. S. Securities and Exchange Commission
                     Washington, D.C. 20549


                           Form 10-SB


         General Form For Registration Of Securities Of
                     Small Business Issuers
               Under Section 12(b) or 12(g) of the
                 Securities Exchange Act of 1934



                        Graffiti-X, Inc.
         (Name of Small Business Issuer in its charter)



  Delaware                                          33-0821967
(State or other jurisdiction of                          (I.R.S.
Employer
incorporation or organization)
Identification No.)



                        619 Serrano Lane
                      Chula Vista, CA 91910
           (Address and ZIP code of Principal Office)


                         (619) 482-7177
        (Issuer's Telephone Number, Including Area Code)




   Securities to be registered under Section 12(b) of the Act:

        Title of each class to be so registered:    None

 Name of each exchange on which each class is to be registered:
                              None




   Securities to be registered under Section 12(g) of the Act:

                          Common Stock
                        (Title of class)



ITEM 1  DESCRIPTION OF BUSINESS

GENERAL

Graffiti-X, Inc. (the "Company") was incorporated under the laws of the State of Delaware on July 29, 1998. The articles of incorporation authorize the Company to issue forty million
(40,000,000) shares of Common Stock at a par value of $0.0001 per share. The Company was formed to manufacture and sell two chemical products designed to remove graffiti from a variety of surfaces.

On August 4, 1998 the Company acquired all rights to manufacture and sell two chemical products designed to remove graffiti from a variety of surfaces. The Company acquired these rights as well as an inventory of chemicals used for the manufacture of these products from the Company's president, Amin Hassan, in exchange for the issuance of nine hundred and fifty thousand (950,000) shares of common stock. Also on August 4, 1998 the Company issued fifty thousand (50,000) shares of common stock to Daniel Masters, a director, for services provided in connection with the formation of the Company.

Also on August 4, 1998 the Company filed a Form D with the
Securities and Exchange Commission and initiated an exempt offering pursuant to Rule 504. The offering was closed on September 30, 1998. A total of three hundred and eighty-five thousand (385,000) shares of common stock were subscribed for and issued in that offering.

On May 10, 1999 the Shareholders of the Company agreed to a stock split on the basis of six (6) new shares for one (1) old share.
After giving effect to that stock split the Company had 8,310,000 shares of common stock issued and outstanding.

On July 1, 1999 the Company issued an additional 1,000,000 shares of common stock to the Company's President, Amin Hassan, in exchange for additional chemicals used in the manufacture of the Company's graffiti removal products. No other shares have been issued. Consequently, as of the date of this registration statement, the Company has 9,310,000 common shares issued and outstanding.

BUSINESS DESCRIPTION

The Company owns all rights, title and interest to two chemical formulations known as Graffiti-XL I and Graffiti-XL II (the
Products).  The Products were developed by Amin Hassan,
President of the Company.

The Company's two Graffiti-XL products provide fast, effective, and safe removal of graffiti. Both versions of Graffiti-XL are environmentally safe solvent substitutes engineered and formulated for fast, effective removal of a wide range of paints, inks, waxes, tars, magic markers, etc. from a variety of surfaces. Both versions of Graffiti-XL are 100% water miscible.

Graffiti-XL I removes graffiti compounds from brick, cinder block, stucco, wood, metal, cement, rocks, etc.

Graffiti-XL II removes graffiti compounds from polycarbonate and plastic surfaces.

Graffiti-XL I, the first graffiti removal product developed by the Company's founder, Amin Hassan, was found to be safe and effective for use in the great majority of situations, however it etched the surface of certain plastics and polycarbonates. Hence the second product, Graffiti-XL II, was developed to remove graffiti from these surfaces without damaging the underlying structures.

Advantages to the use of Graffiti-XL include:
   Eliminates costly and often unsightly over-painting
   Restores surfaces to original appearance
   Saves manpower and man-hours compared to painting
   Saves thousands of dollars in replacement costs for equipment and materials
   Contains no fumes or strong odors
   Free from hazardous chemicals such as chlorinated solvents, acetone, MEK, butyl acetate, CFC, etc.

Graffiti-XL has been successfully tested in the following applications: Freeway and Traffic Signs, Fences, Guard Rails, Monuments, Doors, Metal Partitions, Railroad Cars, Subways, Farm Equipment, Automotive Exteriors, Overpass Supports, Walls, Road Dividers, Windows, Lockers, Buses, Bus Shelters, and Cement Floors. These applications include virtually every type of surface which has been plagued by graffiti in the past.

Product Application

The use and application of Graffiti-XL is easy and friendly to both the user and the environment. The following application method is suggested: First, spray the affected area with Graffiti-XL; second, wash off with water. In a few cases it may be necessary to do some manual brushing. High pressure equipment need not, and in fact should not, be used.

Manufacturing

The Company currently produces its Graffiti-XL products in very small quantities which it uses to demonstrate the products to potential buyers. Production quantities are typically one (1) to five (5) gallons and are produced at the home of the Company's president. The Company is currently negotiating for a manufacturing facility and hopes to be in a position to manufacture its products on or before September 2000. Both products are compounded from readily available chemicals, each of which is sold by multiple suppliers. The Company anticipates no difficulty in procuring the chemicals used in the production of Graffiti-XL.

Sales

The Company has no sales to date and is unable to solicit sales because it lacks the facilities for commercial manufacturing. The Company's activities to date have been limited to testing the market through demonstrations of its products to potential buyers. These demonstrations have been successful and Management expects to be able to secure several orders when manufacturing begins.

Market

The largest market for the Company's products is believed to lie with public agencies. These agencies include city, county, state and federal governments, school districts, public transportation departments including bus and subway systems, highway departments, parks departments, etc.

Competition

Most graffiti removal is accomplished by painting over the problem or by attempting to remove it using hazardous solvents, such as paint removers, the use of which is now banned in many areas. Management knows of no other environmentally safe, solvent substitute which has been developed for graffiti removal. Nor does it know of any product which can be used on polycarbonate and plastic surfaces without etching.

Research and Development

The Company currently spends no funds for research and development. Nor is the Company actively considering the development or acquisition of other products at this time.

Employees

The Company has no paid or commissioned staff. No compensation is currently paid to any of the Company's officers. This situation may be expected to change when sales commence. It is anticipated that the Company's president will then take a sales commission of 10% on sales of Graffiti-XL.



Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
OPERATIONS.

Liquidity and Capital Resources

The Company is in the development stage. The Company's capital consists of chemicals supplied by the Company's founder and President, Amin Hassan and funds provided by investors. The opening chemical inventory had a cost basis to Mr. Hassan (and therefore to the Company) of $1,367. Mr Hassan subsequently contributed an additional chemical inventory which had a cost basis to him of $1,461 for a total inventory contribution of $2,828. Approximately sixty-six percent (66%) of the chemicals have been expended in the course of demonstrating the Company's products, however approximately thirty-four percent (34%) remain available. Of the $3,850 raised in the Companys private placement $3,697 remains available. The Company's capital is sufficient to allow it to continue to finance operating activities in this manner for one to two years to come.

When the Company commences manufacturing it will accept orders only with a down payment of twenty-five percent (25%) of the total sales price. This down payment will be sufficient to provide the necessary working capital to produce and deliver the product.

Results of Operations

The Company's balance sheet for the five months ended December 31, 1998, which was the Company's first five months, showed total assets of $4,581 consisting of $3,817 in cash and $764 in chemical inventory. On August 4, 1998 the Company was capitalized by its President with a chemical inventory with a cost basis of $2,828. In August and September of 1998 the Company raised $3,850 in a private placement. Thus inventory decreased by $603 (44%) and cash decreased by $33 (1%) during the five months following incorporation.

The Company's balance sheet for the period ending December 31, 1999, the Company's first full year of operation, reflects a cash asset of $3,697 and inventory of $976 for a total asset value of $4,673. On July 1, 1999 the Company's President sold an inventory of chemicals with a cost basis of $1,461 to the Company in exchange for 1,000,000 shares of common stock. Thus the total inventory for the year was $2,225 and the ending inventory of $976 reflected a decrease of $1,249 (56%). Cash decreased by $120 (3%), and total assets decreased by $1,369 (23%) during the year. The Company cannot predict to what extent its liquidity and capital resources will be diminished prior to commencement of manufacturing and sales, however management believes that the Company's present capital is sufficient to commence those activities, given the Company's plan to accept orders only with a partial payment approximately equal to the cost of goods sold.

The Company has not engaged in any significant operations since inception other than product demonstration, the search for a manufacturing facility, corporate maintenance activities, acquisition of capital, and preparation for filing of its Registration Statement on Form 10-SB. No operating revenues have been realized by the Company since inception.

The Company anticipates incurring increased expenses in the current year as a result of costs associated with registration under the Securities Exchange Act of 1934. However the Company also expects to generate its first revenues from sales before September 1, 2000. The Company's marketing efforts indicate that it should be able to sell its products at a price that is approximately 400% of manufacturing cost. Management therefore expects that it will be able to offset the higher operating costs associated with registration under the Securities Exchange Act with profits from product sales. Sales, which are expected to begin in the third quarter, should increase in the fourth quarter.

Need for Additional Financing

The Company believes that its existing capital will be sufficient to meet the Company's cash needs through the inception of manufacturing and sales. The Company believes that profits from sales will generate sufficient cash for its operating needs by the end of the third quarter. The Company therefore does not foresee the need for additional financing in the year ahead.

"CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Except for historical matters, the matters discussed in this Form 10-SB are forward-looking statements based on current expectations, and involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements under the following headings:

(i) "Description of Business" - the general description of the Company's plan to engage in manufacturing and sales of its Graffiti-XL products.
(ii) "Management's Discussion And Analysis Or Plan Of Operations" the timing and expected profitable results of manufacturing and sales and the need for no additional financing.

Item 3.  DESCRIPTION OF PROPERTY.

The Company does not currently maintain an office or any other facilities. It does currently maintain a mailing address at 289 Church Avenue, Suite 105, Chula Vista, California 91910. The Company pays no rent for the use of this mailing address. The Company is currently seeking an agreement with a contract manufacturing facility to produce and warehouse its products. By using the facilities of another manufacturer in this way, management believes that the Company will not need to maintain an office of its own at any time in the foreseeable future.

Item 4.  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY
OWNERS.

As of February 14, 2000, the following persons were known by the Company to be part of Management or to own, of record or beneficially, 5% or more of the Company's Common Stock.

Name and Address of    Class of   Number of       Percent Owned
Beneficial Owner       Shares     Shares

Amin Hassan  (1)       Common        6,700,000         71.9%
913 Calle Nuevo
San   Clemente,    CA
92673
Daniel Masters  (2)    Common         300,000          3.2%
619 Serrano Lane
Chula Vista, CA 91910

(1) Amin Hassan serves as President and Director. He may also be deemed the parent of the Company, as defined by the Securities and Exchange Commission.

(2) Daniel Masters serves as a Director.


Item   5.    DIRECTORS,  EXECUTIVE  OFFICERS,   AND   SIGNIFICANT
EMPLOYEES.

The directors and executive officers currently serving the Company are as follows:

Name and Address            Age          Title
Amin Hassan                 59           President and
913 Calle Nuevo                          Director
San Clemente, CA 92673
Daniel Hassan               26           Secretary and
913 Calle Nuevo                          Director
San Clemente, CA 92673
Daniel Masters              54           Director
619 Serrano Lane
Chula Vista, CA 92673

Resumes of the Officers and Directors of the Company are as follows:

Amin Hassan
President, Director

Mr. Amin Hassan has served as the Company's President and a Director since it was first incorporated. He also serves as the President of XXCEL Technology LLC and has done so since its founding in August 1992. He continues to serve XXCEL Technology LLC in that capacity today. Prior to incorporating that company, Mr. Hassan was the sole owner of XXCEL Technology, a sole proprietorship which Mr. Hassan established in 1989 to engage in the development of alternative cleaning products. Between 1984 and 1989 he acted as an engineering consultant to large, industrial manufacturers in the chemical process development business. From 1978 to 1983 Mr. Hassan worked for Avery Dennison, a Fortune 200 company, where he was a plant manager of Durable Film. Prior to Avery Dennison, Mr. Hassan was employed as a lab manager at Beaver Adhesive where he developed several innovative products for which patent applications were filed on behalf of his employer. Mr. Hassan holds a B.Sc. in Chemistry and Geology and a B.Sc. in Chemical Engineering from Cairo University. He is the father of Daniel Hassan.

Daniel Hassan
Secretary, Director

Mr. Daniel Hassan is currently enrolled in an M.B.A. program at Columbia University in New York. From February 1996 until July 1998 he was employed as an associate analyst at National Economic Research Associates in Cambridge, Massachusetts. From September 1995 to February 1996 Mr. Hassan worked as an internal auditor at the New York headquarters of Dunn & Bradstreet. Mr. Hassan graduated from George Washington University with a B.A. in Economics in 1995. Daniel Hassan is the son of Amin Hassan.

Daniel Masters
Director

Mr. Masters has served as a Director of the Company since its incorporation. Since January, 1996 he has also worked as an independent consultant in business and finance. From July, 1993 to January, 1996 he was General Manager of First Canadian Financial Corporation, a mortgage investment company. From January, 1990 until joining First Canadian Financial, Mr. Masters worked as an independent business consultant advising corporate clients in the United States and Canada. Between 1979 and 1990 he held a variety of positions in financial management of small companies, and between 1970 and 1979 he held a series of positions in college teaching and administration. Mr. Masters received his A.B. degree in 1967 from Harvard University and his M.A. in 1970 from the University of North Carolina.


Item 6.  EXECUTIVE COMPENSATION

The Company has agreed to pay its President, Mr. Amin Hassan, a commission on sales of the Company's products equal to 10% of net sales. There have been no sales to date and no payments have been made to Mr. Hassan. No other officer or Director of the Company receives any cash remuneration from the Company.

On August 4, 1998 Mr. Amin Hassan, then President and a Director of the Company, received 950,000 shares of common stock. These shares were issued in exchange for the rights to and formulations of the Graffiti XL products and an inventory of those products valued at their chemical cost of $1,367. On May 10, 1999 those shares were split six for one. As a result, Mr. Hassan then held a total of 5,700,000 shares of common stock. On July 1, 1999 Mr. Hassan sold an additional inventory of chemical products to the Company in exchange for an additional 1,000,000 shares of common stock. The cost basis to Mr. Hassan of those chemicals was $1,461.

On August 4, 1998 Mr. Daniel Masters, then a Director of the Company, received 50,000 shares of common stock. These shares were issued in exchange for services in connection with the formation and incorporation of the Company. On May 10, 1999 those shares were split six for one. As a result, Mr. Masters now holds a total of 300,000 shares of common stock.

There is no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of the Company in the event of retirement.

No remuneration other than that reported in paragraph 1 of this item is proposed to be paid in the future directly or indirectly by the Company to any officer or director under any plan which is presently existing. No options have been granted.

                   Summary Compensation Table
Name       and  Yea  Salar  Bonu Other            Restricted
Position        r    y      s    Compensation     Stock Awards
Amin Hassan     199  $ 0    $ 0  $ 0                     950,000
President/Dire  8                                 shares*
ctor
Daniel Masters  199  $ 0    $ 0  $ 0                      50,000
Director        8                                 shares*
Amin Hassan     199  $ 0    $ 0  $ 0                   1,000,000
President/Dire  9                                 shares
ctor

* On May 10, 1999 these shares were split six (6) for one (1).


Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 4, 1998 the Company issued 950,000 shares of its common stock in a non-public offering to its founder and President, Amin Hassan. These shares were issued in exchange for the rights to and formulations of the Graffiti XL products and an inventory of those products. On May 10, 1999 those shares were split six for one. As a result, Mr. Hassan then held 5,700,000 shares of common stock. On July 1, 1999 Mr. Hassan sold an additional inventory of chemical products to the Company in exchange for an additional 1,000,000 shares of common stock. As a result, Mr. Hassan now holds a total of 6,700,000 shares of common stock in the Company.

On August 4, 1998 the Company issued 50,000 shares of its common stock in a non-public offering to a Director, Daniel Masters. These shares were issued for services rendered to the Company in connection with its formation. On May 10, 1999 those shares were split six for one. As a result, Mr. Masters now holds a total of 300,000 shares of common stock.

PART II

ITEM 1.   LEGAL PROCEEDINGS

None


ITEM  2.    MARKET  FOR  COMMON EQUITY  AND  RELATED  STOCKHOLDER
MATTERS

A.   Market Information.

The Common Stock of the Company is not currently traded and has never been traded in the past. Hence there is no market history.

There is only one class of stock: Common. None of the Company's stock is subject to options or warrants to purchase, and there are no securities convertible into the Company's common stock.

There is currently no common equity that is being offered or that is proposed to be offered by the registrant.

B.   Stockholders.

As of February 14, 2000, the number of common shareholders of record was 39.

C.   Dividend Policy.

The Company has not paid any dividends to date, and it does not expect to pay any dividends at any time in the foreseeable future. The board of directors of the Company will review its dividend policy from time to time to determine the desirability and feasibility of paying dividends after giving consideration to the Company's earnings, financial condition, capital requirements and such other factors as the board may deem relevant.

D.   Reports to Shareholders.

The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, the Company will be required to comply with periodic reporting, proxy solicitation, and certain other requirements under the Securities Exchange Act of 1934 as amended.

E.   Transfer Agent and Registrar.

The  transfer  agent for the Company's common stock is  Interwest
Transfer, P. O. Box 17136, Salt Lake City, Utah, 84117.


ITEM 3.   RECENT SALES OF UNREGISTERED SECURITIES

On August 4, 1998 the Company issued 950,000 shares of common stock to its President, Amin Hassan, in exchange for the rights to and formulations of the Graffiti XL products and an inventory of those products. Also on August 4, 1998 the Company issued 50,000 shares of common stock to Daniel Masters, in exchange for services in incorporating the Company. These shares were issued in a non-public offering in reliance on Section 4(2) of the Securities Act of 1933 as amended.

On or about August 4, 1998 the Company filed a Form-D with the U.S. Securities and Exchange Commission. Between August 4, 1998 and September 30, 1998 the Company offered and sold common shares to a total of 37 unaffiliated individuals. Those individuals purchased a total of 385,000 shares for total proceeds of $3,850. The offers and sales were made pursuant to Rule 504 of Regulation D under the Securities Act of 1933 as amended. All shares were subsequently split six (6) for one (1) so that as of February 14, 2000 there were 9,310,000 common shares issued and outstanding and 39 shareholders of record.


ITEM 4.   DESCRIPTION OF SECURITIES

Common Stock

The Company's Certificate of Incorporation authorizes the issuance of 40,000,000 shares of Common Stock, par value $0.0001 per share, of which 9,310,000 shares were outstanding as of February 14, 2000.

Description of Rights and Liabilities of Common Stockholders.

Voting Rights - Each record holder of common stock is entitled to one vote for each share held on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Thus the holder of fifty percent (50%) plus one of the shares voting for the election of directors can elect all of the directors.

Dividend Rights - Holders of common stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation Rights - In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of shares of common stock are entitled to share ratably all net assets remaining after payment in full of all liabilities.

Preemptive Rights - Holders of common stock have no preemptive or other subscription rights, and there are no conversion or redemptive rights or sinking fund provisions with respect to such shares.

Conversion Rights No shares of common stock are currently subject to outstanding options, warrants, or other convertible securities.

Redemption Rights No redemption rights exist for the Company's common stock.

Sinking Fund Provisions  No sinking fund provisions exist.

Further Liabilities for Calls No shares of common stock are subject to further call or assessment by the issuer. The Company has not issued any stock options as of the date of this Registration Statement.

Potential Liabilities of Common Stockholders to State and Local Authorities No material potential liabilities are anticipated to be imposed on shareholders under state laws. However, certain Delaware regulations require regulation of beneficial owners of more than five percent (5%) of voting securities. Shareholders who fall into this category may be subject to fines in circumstances where non-compliance with these regulations is established.

Debt Securities.

The Company is not registering any debt securities and there are no debt securities currently authorized or outstanding.

Other Securities to be Registered.

The Company is not registering any securities other than its common stock.


ITEM 5.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

The By-Laws of the Company provide indemnification of officers and directors of the Company as follows:

     By-Law 25
The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     By-Law 29
The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise. Such indemnification shall apply both as to action in his official capacity of one holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

PART F/S

ITEM 1.   FINANCIAL STATEMENTS

The following documents are filed as part of this report:
    Audited Financial Statement for the years ended
      December 31, 1998
      December 31, 1999

ITEM 2.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
           ACCOUNTING AND FINANCIAL DISCLOSURES

None.


























                         GRAFITI-X, INC.




















                      FINANCIAL STATEMENTS
                FOR THE PERIOD FROM INCEPTION TO
                        DECEMBER 31, 1998























                         ROBERT J. BLISS
                   Certified Public Accountant
                     Chula Vista, California









                  INDEX TO FINANCIAL STATEMENTS




                                                      PAGE

INDEPENDENT AUDITOR'S REPORT                                1


FINANCIAL STATEMENTS:

     Balance Sheet as of December 31, 1998                  2

     Statement of Operations for the period ended
     December 31, 1998                                      3

     Statement of Changes in Stockholders Equity
     For the period ended December 31, 1998                 4

     Statement of Cash Flows for the period ended
     December 31, 1998        `                             5

NOTES TO FINANCIAL STATEMENTS                               6-7





















                     ROBERT J. BLISS, C.P.A.
                        289 Church Avenue
                 Chula Vista, California  91910
            Tel (619) 585-7595  *  Fax (619) 585-7597







                  Independent Auditor's Report





The Board of Directors and Stockholders of
Graffiti-X, Inc.


I have audited the accompanying balance sheet of Graffiti-X, Inc., (a Delaware Corporation) as of December 31, 1998 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from inception, July 29, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Graffiti-X, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the period ended December 31, 1998, in conformity with generally accepted accounting principles.




Chula Vista, California
January 31, 1999


                        GRAFFITI-X, INC.
                          BALANCE SHEET




                                             December 31, 1998

   ASSETS

Cash                                                   $    3,817
Inventory                                                     764

      TOTAL ASSETS                                     $    4,581





   LIABILITIES

Accounts payable                                       $        0

      TOTAL LIABILITIES                                         0

   STOCKHOLDERS' EQUITY

Common Stock, $.0001 par value,
   40,000,000 shares
authorized;                                                   139
   1,385,000 issued and
outstanding
Additional paid-in capital                                  5,203
Accumulated deficit                                         (761)

      TOTAL STOCKHOLDERS'                                   4,581
EQUITY

      TOTAL LIABILITIES AND                            $    4,581
      STOCKHOLDERS' EQUITY














The accompanying notes are an integral part of these financial statements.
                        GRAFFITI-X, INC.
                       STATEMENT OF INCOME




                                                  From Inception
                                             To
                                                  December 31,
                                             1998

Net Sales                                              $       0_

   Costs of sales

Gross Profit                                                   0_

Operating Expenses

   General and administrative                                761_

Total Operating Expenses                                     761_

   Net income (loss)                                        (761)

Income Taxes (Note C)                                          0_

Net Income                                             $    (761)

Earnings per Share                                     $ (0.0015)

Weighted Average
 Shares Outstanding                                       522,541




















The accompanying notes are an integral part of these financial statements.
                        GRAFFITI-X, INC.
          STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                        December 31, 1998




                                              Additional
                                 Common Stock        Paid-In
Accumulated
                             Shares   Amount   Capital  Deficit

Beginning Balance
July 29, 1998                      0    $   0  $     0

Issuance of Common
Stock for expenses
And inventory paid
On August 4, 1998 at
$0.0015 per share           1,000,00    $ 100  $ 1,392
                                   0

Issuance of Common
Stock for cash on
September 20, 1998 at
$0.01 per share              385,000       39    3,811

Net income (loss)
For the period ended
December 31, 1998           ________  _______  _______   $ (761)
                                                     _

Balance on
December 31, 1998           1,385,00    $ 139  $ 5,203   $ (761)
                                   0


















The accompanying notes are an integral part of these financial statements.

                        GRAFFITI-X, INC.
                     STATEMENT OF CASH FLOWS

               From inception to December 31, 1998





CASH FLOWS FROM OPERATING
ACTIVITIES                                              $   (761)
    Net income (loss)

    Adjustments to reconcile
Net
    Income to net cash used in
    Operating activities:                                   (764)
        Increase in Inventory

NET CASH USED IN OPERATING                                (1,525)
ACTIVITIES

CASH FLOWS FROM INVESTING                                       0
ACTIVITIES

CASH FLOWS FROM FINANCING                                       0
ACTIVITIES

PROCEEDS FROM ISSUANCE OF
COMMON STOCK                                                5,342

NET INCREASE (DECREASE) IN CASH                             3,817

CASH-BEGINNING                                                  0

CASH-ENDING                                               $ 3,817




















The accompanying notes are an integral part of these financial statements.
                        GRAFFITI-X, INC.
                  NOTES TO FINANCIAL STATEMENTS
                        December 31, 1998





A.     Organization and Summary of Significant Accounting
Policies:

       Organization

       Graffiti-X, Inc., (The Company) was incorporated under the laws of the State of Delaware on July 29, 1998. The Company was formed to manufacture and sell two chemical products designed to remove graffiti from a variety of surfaces. The Company has not engaged in any significant operations since inception other than product demonstration, the search for a manufacturing facility, corporate maintenance activities, and the acquisition of capital. No operating revenues have been realized by the Company since inception.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses. Actual results could differ from those estimates.

       Cash and Cash Equivalents

       The Company considers all investments with a maturity of three months or less to be cash equivalents.

       Earnings Per Share

       Earnings per share is provided in accordance with Accounting Principles board opinion No. 15 (APB No. 15) "Earnings Per Share". Due to the Company's simple capital structure, only one earnings per share calculation is presented. Earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period.

       Income Taxes

       Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.


                        GRAFFITI-X, INC.
                  NOTES TO FINANCIAL STATEMENTS
                        December 31, 1998
                            (Cont.)




       Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. No deferred taxes have been recorded as an asset of liability.

B.     Income Tax Expense:

       The Company's provision for income taxes for the year ended December 31, 1998 is $0. Due to the Company's incorporation in the State of Delaware, and the fact that it has an operating loss, there is no tax expense recognized for 1998.

C.     Stockholders' Equity:

       The Company is authorized to issue 40,000,000 shares of common stock, par value $0.0001 per share, of which 1,385,000 shares are issued and outstanding.

       On August 4, 1998 the company issued 950,000 shares of common stock to its President, Amin Hassan, in exchange for the rights to formulations of the Graffiti XL products and an inventory of chemicals for the manufacture of these products costing $1,367. Also on that date the Company issued 50,000 shares of common stock to Daniel Masters in exchange for his services in incorporating the Company.

       Also on August 4, 1998 the Company filed a Form-D with the U.S. Securities and Exchange Commission. Between August 4, 1998 and September 30, 1998 the Company sold 385,000 shares of common stock at $0.01 per share to 37 individuals for a total proceeds of $3,850. The offers and sales were made pursuant to Rule 504 of Regulation D under the Securities Act of 1933 as amended.

       As a result of these issuances, on December 31, 1998 the Company had 1,385,000 shares of common stock issued and outstanding.

D.     Need for Additional Financing

       The Company believes that its existing capital will be sufficient to meet the Company's cash needs through the inception of manufacturing and sales. The Company believes that profits from sales will generate sufficient cash for its operating needs once sales commence. The Company therefore does not foresee the need for additional financing in the year ahead.





                         GRAFITI-X, INC.




















                      FINANCIAL STATEMENTS
                       FOR THE YEARS ENDED
                   DECEMBER 31, 1998 and 1999























                         ROBERT J. BLISS
                   Certified Public Accountant
                     Chula Vista, California









                  INDEX TO FINANCIAL STATEMENTS




                                                      PAGE

INDEPENDENT AUDITOR'S REPORT                                1


FINANCIAL STATEMENTS:

     Balance Sheets as of December 31, 1998 and 1999
2

     Statements of Operations for the years ended
     December 31, 1998 and 1999                             3

     Statements of Changes in Stockholders' Equity
     For the years ended December 31, 1998 and 1999
4

     Statements of Cash Flows for the years ended
     December 31, 1998 and 1999                             5

NOTES TO FINANCIAL STATEMENTS                               6-8



















                     ROBERT J. BLISS, C.P.A.
                        289 Church Avenue
                 Chula Vista, California  91910
            Tel (619) 585-7595  *  Fax (619) 585-7597







                  Independent Auditor's Report





The Board of Directors and Stockholders of
Graffiti-X, Inc.


I have audited the accompanying balance sheet of Graffiti-X, Inc., (a Delaware Corporation) as of December 31, 1998 and 1999 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from inception on July 29, 1998 to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Graffiti-X, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the periods ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.




Chula Vista, California
January 17, 2000


                        GRAFFITI-X, INC.
                         BALANCE SHEETS



  December 31,
                                         1999            1998

   ASSETS

Cash                                  $    3,697      $    3,817
Inventory                                    976             764

      TOTAL ASSETS                    $    4,673      $    4,581




   LIABILITIES

Accounts payable                      $        0      $        0

      TOTAL LIABILITIES                        0               0

   STOCKHOLDERS' EQUITY

Common Stock, $.0001 par value,
   40,000,000 shares
authorized;                                  931             139
   9,310,000 issued and
outstanding
Additional paid-in capital                 5,872           5,203
Accumulated deficit                      (2,130)           (761)

      TOTAL STOCKHOLDERS'                  4,673           4,581
      EQUITY

      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY            $    4,673      $    4,581















The accompanying notes are an integral part of these financial statements.
                        GRAFFITI-X, INC.
                      STATEMENTS OF INCOME




                                          For the years ended
                                              December 31,
                                        1999           1998

Net Sales                        $       0_      $       0_

   Costs of sales

Gross Profit                            0_               0_

Operating Expenses

   General and administrative         1,369            761_

Total Operating Expenses              1,369            761_

   Net income (loss)             (1,369)              (761)

Income Taxes (Note C)                    0_              0_

Net Income                       $  (1,369)      $    (761)

Earnings per Share               $ (0.0002)      $ (0.0015)

Weighted Average                 6,501,667          522,541
 Shares Outstanding



















The accompanying notes are an integral part of these financial statements.
                        GRAFFITI-X, INC.
          STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                        December 31, 1999


                                              Additional
                                 Common Stock        Paid-In
Accumulated
                            Shares    Amount   Capital  Deficit

Beginning Balance
July 29, 1998               $   0     $   0    $   0

Issuance of Common
Stock for expenses
And inventory paid
On August 4, 1998 at
$0.0015 per share           1,000,00  $ 100    $ 1,392
                            0

Issuance of Common
Stock for cash on
September 20, 1998 at
$0.01 per share             385,000   39       3,811

Net income (loss)
For the period ended
December 31, 1998           ________  _______  _______  $  (761)
                            _         _        _

Balance on
December 31, 1998           1,385,00  $ 139    $ 5,203  $  (761)
                            0

Stock split:
Six for One
May 10, 1999                6,925,00  692      (692)
                            0

Issuance of Common
Stock for merchandise
On July 1, 1999 at
$0.0015 per share           1,000,00  100      1,361
                            0

Net income (loss)
For the year ended
December 31, 1999           ________  _______  _______  $
                            _         _        _        (1,369)

Balance on
December 31, 1999           9,310,00  $ 931    $ 5,872  $
                            0                           (2,130)





The accompanying notes are an integral part of these financial statements.
                        GRAFFITI-X, INC.
                     STATEMENT OF CASH FLOWS



                                          For the years ended
                                              December 31,
                                            1999       1998

CASH FLOWS FROM OPERATING
ACTIVITIES                        $ (1,369)        $  (761)
    Net income (loss)

    Adjustments to reconcile Net
    Income to net cash used in
    Operating activities:
        Increase in Inventory       (212)            (764)

NET CASH USED IN OPERATING         (1,581)           (1,525)
ACTIVITIES

CASH FLOWS FROM INVESTING               0                0
ACTIVITIES

CASH FLOWS FROM FINANCING               0                0
ACTIVITIES

PROCEEDS FROM ISSUANCE OF
COMMON STOCK                        1,461            5,342

NET INCREASE (DECREASE) IN CASH   (120)            3,817

CASH-BEGINNING                     3,817                0

CASH-ENDING                       $ 3,697          $ 3,817




















The accompanying notes are an integral part of these financial statements.
                        GRAFFITI-X, INC.
                  NOTES TO FINANCIAL STATEMENTS
                        December 31, 1999




A.     Organization and Summary of Significant Accounting
Policies:

       Organization

       Graffiti-X, Inc., (The Company) was incorporated under the laws of the State of Delaware on July 29, 1998. The Company was formed to manufacture and sell two chemical products designed to remove graffiti from a variety of surfaces. The Company has not engaged in any significant operations since inception other than product demonstration, the search for a manufacturing facility, corporate maintenance activities, acquisition of capital, and preparation for filing of its Registration Statement Form 10-SB. No operating revenues have been realized by the Company since inception.

       The Company anticipates incurring increased expenses in the current year as a result of costs associated with registration under the Securities Exchange Act of 1934. However the Company also expects to generate its first revenues from sales before August 31, 2000. The Company's marketing efforts indicate that it should be able to sell its products at a price that is approximately 400% of manufacturing cost. Management therefore expects that it will be able to offset the higher operating cost associated with registration under the Securities Exchange Act with profits from product sales. Management expects sales to begin in the third quarter and increase in the fourth quarter of the year 2000.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses. Actual results could differ from those estimates.

       Cash and Cash Equivalents

       The Company considers all investments with a maturity of three months or less to be cash equivalents.

       Earnings Per Share

       Earnings per share is provided in accordance with Accounting Principles board opinion No. 15 (APB No. 15) "Earnings Per Share". Due to the Company's simple capital structure, only one earnings per share calculation is presented. Earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period.


                        GRAFFITI-X, INC.
                  NOTES TO FINANCIAL STATEMENTS
                        December 31, 1999
                            (Cont.)



       Income Taxes

       Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

       Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. No deferred taxes have been recorded as an asset or liability.

B.     Income Tax Expense:

       The Company's provision for income taxes for the years ended December 31, 1998 and 1999 is $0. Due to the Company's operating loss, there is no tax expense recognized for 1998 or 1999.

C.     Stockholders' Equity:

       The Company is authorized to issue 40,000,000 shares of common stock, par value $0.0001 per share, of which 9,310,000 shares are issued and outstanding.

     On August 4, 1998 the company issued 950,000 shares of common stock to its President, Amin Hassan, in exchange for the rights to formulations of the Graffiti XL products and an inventory of chemicals for the manufacture of these products costing $1,367. Also on that date the Company issued 50,000 shares of common stock to Daniel Masters in exchange for his services in incorporating the Company.

       On August 4, 1998 the Company filed a Form-D with the U.S. Securities and Exchange Commission. Between August 4, 1998 and September 30, 1998 the Company sold 385,000 shares of common stock at $0.01 per share to 37 individuals for a total proceeds of $3,850. The offers and sales were made pursuant to Rule 504 of Regulation D under the Securities Act of 1933 as amended.

       On May 10, 1999 the shareholders of the Company agreed to a stock split on the basis of six new shares for one old share.
Therefore, as of that date the Company had 8,310,000 shares of common stock issued and outstanding.


                        GRAFFITI-X, INC.
                  NOTES TO FINANCIAL STATEMENTS
                        December 31, 1999
                            (Cont.)



      On July 1, 1999 the Company issued 1,000,000 shares of common stock to its President, Amin Hassan, in exchange for an inventory of chemicals used in the manufacture of Graffiti XL products costing $1,461. Consequently, at December 31, 1999, the Company had 9,310,000 shares of common stock issued and outstanding.

D.     Need for Additional Financing

       The company believes that its existing capital will be sufficient to meet the Company's cash needs through the inception of manufacturing and sales. The Company believes that profits from sales will generate sufficient cash for its operating needs by the end of the third quarter, and the Company believes it has sufficient resources to see it through to that time and beyond if necessary. The Company therefore does not foresee the need for additional financing in the year ahead.































PART III

ITEM 1.  INDEX TO EXHIBITS

Exhibit  No.
Document 2.1
Articles of Incorporation 2.2
Bylaws 3.1







































                         EXHIBIT NO. 2.2

                    ARTICLES OF INCORPORATION

                 CERTIFICATE OF INCORPORATION OF
                        GRAFFITI-X, INC.

FIRST: The name of the corporation is GRAFFITI-X, INC.

SECOND: The address of its registered office in the State of Delaware is Three Mill Road, Suite 104 in the City of Wilmington,
County of New Castle, 19806-2146. Its registered agent at such address is The Incorporators Ltd.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall have the authority to issue forty million shares of common stock with a par value of $0.0001.

FIFTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws of the corporation.

SIXTH: The stockholders and directors may hold their meetings and keep the books and documents of the corporation outside the State of Delaware, at such places from time to time designated by the By-Laws, except as otherwise required by the Laws of Delaware.

SEVENTH: The corporation is to have perpetual existence.

EIGHTH: The name and mailing address of the incorporator is Matthew D. Esteves at Three Mill Road, Suite 104, Wilmington, DE
19806-2146.

NINTH: The number of directors of the corporation shall be fixed from time to time by its By-Laws and may be increased or decreased.

TENTH: The Board of Directors is expressly authorized and shall have such authority as set forth in the By-Laws to the extent such authority would be valid under Delaware Law.

ELEVENTH: No director of the corporation shall have personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

THE UNDERSIGNED Incorporator for the purpose of forming a corporation pursuant to the laws of the State of Delaware, does make this Certificate, hereby declaring and certifying that the facts herein stated are true.
July 29, 1998
                         BY:     /s/ Matthew D. Esteves
                              Matthew D. Esteves  Incorporator


                         EXHIBIT NO. 3.1

                   BY-LAWS OF THE CORPORATION



                        CORPORATE BY-LAWS
                               OF
                        GRAFFITI-X, INC.


OFFICES

     I - The registered office of the corporation shall be in the State of Delaware. The resident agent in charge thereof shall be appointed by the Board of Directors. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

CORPORATE SEAL

     2. The corporation may transact any and all business without the need for a corporate seal. If a seal is required by law, the corporation may use a facsimile where inscribed therein is the name of the corporation, the year of its incorporation, and the words "Corporate Seal, Delaware". In its discretion, the Board is permitted to acquire and use a true seal setting forth the information noted above.

MEETING OF STOCKHOLDERS

     3. The annual meeting of stockholders for the election of directors shall be held on a day during the first six months of each fiscal year, at a time, and at a place all as set by the Board of Directors. At said meeting the stockholders shall elect by plurality vote, a Board of Directors, and may transact such other business as may come before the meeting.

     4. Special meetings of the stockholders may be called at any time by the President, and shall be called by the President or Secretary on the request in writing of a majority of the directors or at the request in writing of a majority in voting interest of stockholders entitled to vote.

     5. All meetings of the stockholders for the elections of directors shall be held at the office of the corporation in the State of Delaware, or at such other place as may be fixed by the Board of Directors, provided that at least ten days' notice be given to the stockholders of the place so fixed. All other meetings of the stockholders shall be held at such place or places, within or without the State of Delaware, as may from time to time be fixed in the notices or waivers of notice thereof.

     6. Stockholders of the corporation entitled to vote shall be such persons as are registered on the stock transfer books of the corporation as owners of stock. The Board of Directors may set a record date for annual meetings, but such record date may not be more than 45 days prior to the annual meeting.

     7. A complete list of stockholders entitled to vote, arranged in alphabetical order, shall be prepared by the Secretary or Transfer Agent and shall be open to the examination of any stockholder at the place of election during the whole time of the election.

     8. Each stockholder entitled to vote shall, at every meeting of the stockholders, be entitled to one vote for each share held. Each stockholder entitled to vote may vote in person or by proxy signed by the stockholder, but no proxy shall be voted on or after three years from its date, unless it provides for a longer period. Such right to vote shall be subject to the right of the Board of Directors to fix a record date for stockholders as provided by these By-Laws.

     9. The holders of 30% of the stock issued and outstanding and entitled to vote at a meeting of the stockholders, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     10. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power, present in person or represented by proxy, shall decide any question properly brought before such meeting, unless the question is one which by express provision of the statutes of the State of Delaware or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

     11. Notice of all meetings shall be mailed by the Secretary to each stockholder of record entitled to vote at his last known post office address, for annual meetings fifteen days and for special meetings ten days prior thereto.

     12. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     13. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of voters that would be necessary to authorize or take such action at a. meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent, shall be given to those stockholders who have not consented in writing.

DIRECTORS

     14. The property and business of the corporation shall be managed and controlled by the Board of Directors.

     15. The directors shall hold office until the next annual election and until their successors are elected and qualified. Directors shall be elected by the stockholders, except that if there be any vacancies on the Board of Directors by reason of death, resignation, or otherwise, or if there be any newly created directorships resulting from any increase in the number of directors, such vacancies or newly created directorships may be filled for the unexpired term by a majority of the directors then in office, though less than a quorum.

POWERS OF DIRECTORS

     16. The Board of Directors shall have all such powers as may be exercised by directors of a Delaware corporation, subject to the provisions of the statutes of Delaware, the Certificate of Incorporation, and the By-Laws.

MEETINGS OF DIRECTORS

     17. After each annual election of directors, the newly elected directors may meet for the purpose of organization, the election of officers, and the transaction of other business, at such time and place as shall be fixed by the stockholders at the annual meeting, and, if a majority of the directors be present at such place and time, no prior notice of such meeting will be required to be given to the directors. The place and time of such meeting may also be fixed by written consent of the directors.

     18. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board.

     19. Special meetings of the directors may be called by the president on two days' notice in writing or on one days notice by telegram to each director and shall be called by the president in like manner on the written request of two directors.

     20. Special meetings of the directors may be held within or without the State of Delaware at such place as is indicated in the notice or waiver of notice thereof.

     21. A majority of the directors in office at the time of any regular or special meeting shall constitute a quorum.

     22. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

     23. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear one another, and such participation in a meeting shall constitute presence in person at the meeting.

COMMITTEES

     24. The Board of Directors may, by resolution, create committees from time to time, which committees shall have and may exercise all the powers and authority of the Board of Directors to manage the business and affairs of the corporation. However, the committees shall not have the power to amend the Certificate of Incorporation, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommend to the stockholders a dissolution of the corporation or a revocation of a dissolution, amend the By-Laws of the corporation; and, unless a resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power to declare a dividend or authorize the issuance of stock.

INDEMNIFICATION

    25. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section
102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

OFFICERS OF THE CORPORATION

     26. The officers of the corporation shall be a president, a secretary, a treasurer, and such other officers as may from time to time be chosen by the Board of Directors. All offices may be held by the same person.

     27. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer chosen or appointed by the Board of Directors may be removed either with or without cause at any time by the affirmative vote of a majority of the whole Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the affirmative vote of a majority of the whole Board of Directors.

     28. In case of the absence or disability of any officer of the corporation, or for any other reason deemed sufficient by a majority of the Board of Directors, the duties of that officer may be delegated by the Board of Directors to any other officer or to any director.

INDEMNIFICATION

     29. The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise. Such indemnification shall apply both as to action in his official capacity of one holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SECRETARY

     30. The secretary shall attend all meetings of the corporation, the Board of Directors, and its committees. He shall act as clerk thereof and shall record all of the proceedings of such meetings in a book kept for that purpose. He shall have custody of the corporate seal of the corporation and shall have authority to affix the seal to any instrument requiring it and when so affixed, it may be attested by his signature. He shall give proper notice of meetings of stockholders and directors and shall perform other such duties as shall be assigned to him by the president or the Board of Directors.

TREASURER

     31. The treasurer shall have custody of the funds and securities of the corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation. He shall deposit all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

     32. The treasurer shall disburse such funds of the corporation as may be ordered by the Board or the president, taking proper vouchers for such disbursements, and shall render to the president and directors, whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the corporation, and at the regular meeting of the Board next preceding the annual members meeting, a like report for the preceding year.

     33. The treasurer shall keep an account of stock registered and transferred in such manner subject to such regulations as the Board of Directors may prescribe.

     34. The treasurer shall give the corporation a bond if required by the Board of Directors in such sum and with security satisfactory to the Board of Directors for the faithful performance of the duties of his office and the restoration to the corporation, in the case of his death, resignation, or removal from office, of all books, paper, vouchers, money and other property of whatever kind in his possession, belonging to the corporation. He shall perform such other duties as the Board of Directors or executive committee may from time to time prescribe or require.

PRESIDENT

     35. The president shall be the chief executive officer of the corporation. He shall preside at all meetings of the stockholders and the Board of Directors, and shall have general and active management of the business of the corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect.

     36. The president shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

STOCKS

     37. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the president or secretary of the corporation, certifying the number of shares owned by him in the corporation. Certificates may be issued for partly paid shares, and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefore, and the amount paid thereon, shall be specified.

     38. Any or all of the signatures on the certificates may be facsimile.

     39. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming their certificate of stock to be lost, stolen or destroyed. The Board of Directors may, in its discretion and as a condition precedent to the issuance thereof; require the owner of such lost, stolen, or destroyed certificate or certificates to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

CHECKS

     40. All checks, drafts, or orders for the payment of money shall be signed by the treasurer or by such other officer or officers as the Board of Directors may from time to time designate. No check shall be signed in blank.

BOOKS AND RECORDS

     41 The Books, accounts, and records of the corporation, except as otherwise required by the laws of the State of Delaware, may be kept within or without the State of Delaware, at such place or places as may from time to time be designated by the By-Laws or by the resolutions of the directors.

NOTICES

     42 Notice required to be given under the provisions of these By-Laws to any director, officer or stockholder, shall not be construed to mean personal notice, but may be given in writing by depositing the same in a post office or letter box, in a post-paid sealed wrapper, addressed to such stockholder, officer, or director at such address as appears on the books of the corporation, and such notice shall be deemed to be given at the time when the same shall thus be mailed. Any stockholder, officer, or director, may waive, in writing, any notice required to be given under these By-Laws, whether before or after the time stated therein.

DIVIDENDS

     43. Dividends upon the capital stock of the corporation, subject to the Certificate of incorporation, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation.

     44. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the directors shall think conducive to the best interest of the corporation. The directors may modify or abolish any such reserve in the manner by which it was created.

FISCAL YEAR

     45. The fiscal year of the corporation shall be determined by the Board of Directors.

AMENDMENT OF BY-LAWS

     46. These By-Laws may be amended, altered, repealed, or added to at any regular meeting of the stockholders or of the Board of Directors, or at any special meeting called for that purpose, by affirmative vote of a majority of the stockholders entitled to vote, or by affirmative vote of a majority of the whole board, as the case may be.

     47. Any and all disputes and controversies by and between the shareholders or the directors arising out of or with respect to the business of or affecting the affairs of the corporation, which disputes and controversies cannot be resolved under the terms of the corporate By-Laws or Certificate of Incorporation, because of a tie vote or deadlock between the directors and shareholders shall be settled by arbitration in the following manner. Each side of the dispute shall be entitled to name one arbitrator and both arbitrators so named shall together agree upon a third arbitrator, with the findings of the arbitration panel to be binding upon all parties to the dispute. Unless otherwise mutually agreed by the parties the arbitration shall take place in accordance with and subject to the provisions of the Delaware Uniform Arbitration Act., 10 Del. C. "5701 et.seq.

Adopted by the Board of Directors on August 4, 1998.
















SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of
1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Graffiti-X, Inc.
By:  /s/Daniel Masters, Director
Date: February 14, 2000